Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Second Quarter 2025 Results

Record Revenue Up 9% Year Over Year, Record Profit, Strong Cash from Operations

$175 Million Deployed for Common Stock Repurchases, $76 Million Debt Reduction

Full Year 2025 Guidance1 Raised on All Metrics

Second Quarter 2025 GAAP Financial Results

•	Revenue of $2.05 billion, up 9% year over year, driven by Commercial Aerospace, up 8%
•	Operating Income Margin of 25.4%, up 420 basis points year over year
•	Net Income of $407 million versus $266 million in the second quarter 2024; Earnings per Share of $1.00 versus $0.65 in the second quarter 2024
•	Generated $446 million of Cash from Operations; $339 million of Cash used for Financing Activities; and $97 million of Cash used for Investing Activities
•	Share repurchases of $175 million; paid $0.10 per share common stock dividend

Second Quarter 2025 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $589 million, up 22% year over year
•	Adjusted EBITDA margin excluding special items of 28.7%, up 300 basis points year over year
•	Adjusted Operating Income Margin excluding special items of 25.3%, up 330 basis points year over year
•	Adjusted Earnings Per Share excluding special items of $0.91, up 36% year over year
•	Generated $344 million of free cash flow

2025 Guidance

	Q3 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$2.020B	$2.030B	$2.040B	$8.080B	$8.130B	$8.180B
Adj. EBITDA*1	$575M	$580M	$585M	$2.300B	$2.320B	$2.340B
Adj. EBITDA Margin*1	28.5%	28.6%	28.7%	28.5%	28.5%	28.6%
Adj. Earnings per Share*1	$0.89	$0.90	$0.91	$3.56	$3.60	$3.64
Free Cash Flow[1]				$1.175B	$1.225B	$1.275B

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2025 Guidance” below.

Key Announcements

•	Repurchased $175 million of common stock in second quarter 2025 at an average price of $142.36 per share
•	Repurchased an additional $100 million of common stock in July 2025 at an average price of $182.90 per share
•	Increased the third quarter dividend by 20% to $0.12 per share on the Company’s common stock
•	Paid down $76 million of the US dollar-denominated Term Loan in second quarter 2025, reducing annualized interest expense by approximately $4 million
•	Full Year 2025 Guidance raised on all metrics above the second quarter 2025 outperformance

PITTSBURGH, PA, July 31, 2025 – Howmet Aerospace (NYSE: HWM) today reported second quarter 2025 results. The Company reported record second quarter 2025 revenue of $2.05 billion, up 9% year over year, driven by growth in the commercial aerospace market of 8%, growth in the defense aerospace market of 21%, and growth in the industrial and other market of 17%, partially offset by declines in the commercial transportation market of 4%.

Howmet Aerospace reported Net Income of $407 million, or $1.00 per share, in the second quarter 2025 versus $266 million, or $0.65 per share, in the second quarter 2024, and included approximately $36 million in net benefits from special items. Net Income excluding special items was $371 million, or $0.91 per share, in the second quarter 2025, versus $276 million, or $0.67 per share, in the second quarter 2024.

Second quarter 2025 Operating Income was $521 million, up 31% year over year. Operating Income excluding special items was $520 million, up 26% year over year. Operating Income Margin was 25.4%, up approximately 420 basis points year over year. Second quarter 2025 Adjusted Operating Income Margin excluding special items was 25.3%, up approximately 330 basis points year over year.

Second quarter 2025 Adjusted EBITDA excluding special items was $589 million, up 22% year over year. The year-over-year increase was driven by strong growth in the commercial aerospace, defense aerospace, and industrial and other markets, partially offset by declines in the commercial transportation market. Adjusted EBITDA margin excluding special items was up approximately 300 basis points year over year at 28.7%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet team delivered another strong set of results in the second quarter 2025, exceeding the high end of guidance on all metrics. Howmet achieved a quarterly record in revenue, surpassing the $2 billion mark, and also drove quarterly records in Adjusted EBITDA* and Adjusted Earnings Per Share*. Adjusted EBITDA Margin* was solid at 28.7%, up 300 basis points year over year, while Free Cash Flow was a second-quarter record at $344 million and marked the ninth consecutive quarter of positive Free Cash Flow generation.”

Mr. Plant continued, “Howmet continues to invest in growth backed by customer contracts, with capital expenditures up approximately 60% year over year in the first half 2025. Strong cash generation supported continued return of cash to shareholders with $175 million of share repurchases in the second quarter 2025 and an additional $100 million in July, bringing year-to-date repurchases to $400 million. Furthermore, the Board of Directors declared a 20% increase in the common stock dividend to $0.12 per share in the third quarter 2025. The Company also paid down $76 million of debt in the quarter, further improving the balance sheet, which has never been stronger.”

* Excluding special items

“Turning to the outlook, the commercial aerospace market should continue to grow, driven by healthy passenger traffic, extraordinarily high OEM backlogs and the desire for new, fuel-efficient aircraft. We acknowledge positive signs for narrow body build rate increases, particularly on the Boeing 737MAX. Demand for engine spares also remains robust across all markets. The defense aerospace market continues to show strength that should carry through 2025. Additionally, demand for industrial gas turbines fueled by significant data center expansion should remain strong for the balance of the year. The commercial transportation market remains weak. Taking these factors into account, the overall picture appears healthy, and we are increasing our full year 2025 guidance on all metrics.”

Second Quarter 2025 Segment Performance

Engine Products	2Q24	3Q24	4Q24	1Q25	2Q25
(in U.S. dollar millions)
Third-party sales	$ 933	$ 945	$ 972	$ 996	$1,056
Inter-segment sales	$ 1	$ 3	$ 1	$ 2	$ 2
Provision for depreciation and amortization	$ 33	$ 34	$ 39	$ 34	$ 35
Segment Adjusted EBITDA	$ 292	$ 307	$ 302	$ 325	$ 349
Segment Adjusted EBITDA Margin	31.3%	32.5%	31.1%	32.6%	33.0%
Restructuring and other (credits) charges	$ (1)	$ 1	$ 1	$ —	$ —
Capital expenditures	$ 33	$ 55	$ 76	$ 86	$ 75

Engine Products reported second quarter 2025 revenue of $1.1 billion, an increase of 13% year over year, due to growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets, including engines spares growth. Segment Adjusted EBITDA was $349 million, up 20% year over year, driven by favorable growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. The segment absorbed approximately 360 net headcount in the quarter in support of expected revenue increases. Segment Adjusted EBITDA Margin increased approximately 170 basis points year over year to 33.0%.

Fastening Systems	2Q24	3Q24	4Q24	1Q25	2Q25
(in U.S. dollar millions)
Third-party sales	$ 394	$ 392	$ 401	$ 412	$431
Inter-segment sales	$ —	$ —	$ 1	$ —	$ —
Provision for depreciation and amortization	$ 13	$ 12	$ 11	$ 12	$ 12
Segment Adjusted EBITDA	$ 101	$ 102	$ 111	$ 127	$ 126
Segment Adjusted EBITDA Margin	25.6%	26.0%	27.7%	30.8%	29.2%
Restructuring and other charges	$ 2	$ 1	$ 2	$ —	$ 1
Capital expenditures	$ 5	$ 5	$ 9	$ 10	$ 9

Fastening Systems reported revenue of $431 million, an increase of 9% year over year due to growth in the commercial and defense aerospace markets, partially offset by declines in the commercial transportation market. Segment Adjusted EBITDA was $126 million, up 25% year over year, driven by growth in the commercial and defense aerospace markets as well as productivity gains, partially offset by declines in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 360 basis points year over year to 29.2%.

Engineered Structures	2Q24	3Q24	4Q24	1Q25	2Q25
(in U.S. dollar millions)
Third-party sales	$ 275	$ 253	$ 275	$ 282	$290
Inter-segment sales	$ 3	$ 3	$ 3	$ 3	$ 3
Provision for depreciation and amortization	$ 11	$ 10	$ 10	$ 12	$ 10
Segment Adjusted EBITDA	$ 40	$ 38	$ 51	$ 60	$ 62
Segment Adjusted EBITDA Margin	14.5%	15.0%	18.5%	21.3%	21.4%
Restructuring and other charges (credits)	$ 18	$ (3)	$ (3)	$ (4)	$ —
Capital expenditures	$ 5	$ 5	$ 4	$ 5	$ 6

Engineered Structures reported revenue of $290 million, an increase of 5% year over year due to growth in the defense aerospace market due to the end of destocking on the F-35 program. Segment Adjusted EBITDA was $62 million, up 55% year over year, driven by growth in the defense aerospace market as well as productivity gains. Segment Adjusted EBITDA Margin increased approximately 690 basis points year over year to 21.4%.

Forged Wheels	2Q24	3Q24	4Q24	1Q25	2Q25
(in U.S. dollar millions)
Third-party sales	$ 278	$ 245	$ 243	$ 252	$276
Provision for depreciation and amortization	$ 10	$ 10	$ 12	$ 10	$ 10
Segment Adjusted EBITDA	$ 75	$ 64	$ 66	$ 68	$ 76
Segment Adjusted EBITDA Margin	27.0%	26.1%	27.2%	27.0%	27.5%
Restructuring and other charges (credits)	$ 1	$ —	$ —	$ —	$ (1)
Capital expenditures	$ 9	$ 14	$ 10	$ 15	$ 8

Forged Wheels reported revenue of $276 million, a decrease of 1% year over year due to 11% lower volumes in the commercial transportation market, mostly offset by an increase in aluminum cost pass through. Segment Adjusted EBITDA was $76 million, up 1% year over year, driven by cost reductions in response to lower volumes in the commercial transportation market. Segment Adjusted EBITDA Margin increased approximately 50 basis points year over year to 27.5%.

Repurchased $175 Million of Common Stock in Second Quarter 2025, $100 Million in July 2025

In the second quarter 2025, Howmet Aerospace repurchased $175 million of common stock at an average price of $142.36 per share, retiring approximately 1.2 million shares. In July 2025, the Company repurchased an additional $100 million of common stock at an average price of $182.90 per share, retiring approximately 0.5 million shares. Year to date through July 2025, the Company has repurchased $400 million of common stock at an average price of $143.77, retiring approximately 2.8 million shares. As of July 31, 2025, total share repurchase authorization available is $1.797 billion.

Quarterly Common Stock Dividend Increases 20% to $0.12 Per Share in Third Quarter 2025

On July 29, 2025, the Board of Directors declared a dividend of $0.12 per share on its common stock to be paid on August 25, 2025 to holders of record as of the close of business on August 8, 2025. The quarterly dividend represents a 20% increase from the second quarter 2025 dividend of $0.10 per share.

Paid Down $76 Million of US Dollar-Denominated Term Loan

In the second quarter 2025, the Company paid down $76 million of its USD Term Loan, resulting in annualized interest expense savings of approximately $4 million. The Company has $63 million remaining outstanding on the USD Term Loan due November 2026.

2025 Guidance

	Q3 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$2.020B	$2.030B	$2.040B	$8.080B	$8.130B	$8.180B
				Baseline Change	+$100M
Adj. EBITDA*1	$575M	$580M	$585M	$2.300B	$2.320B	$2.340B
Adj. EBITDA Margin*1	28.5%	28.6%	28.7%	28.5%	28.5%	28.6%
				Baseline Change	+$70M + 50 bps
Adj. Earnings per Share*1	$0.89	$0.90	$0.91	$3.56	$3.60	$3.64
				Baseline Change	+$0.20
Free Cash Flow[1]				$1.175B	$1.225B	$1.275B
				Baseline Change	+$75M

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 11:00 AM Eastern Time on Thursday, July 31, 2025. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on July 31, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,170 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", “poised”, "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Howmet Aerospace, including due to escalating tariff and other trade policies and the resulting impacts on Howmet Aerospace’s supply and distribution chains, as well as on market volatility and global trade generally; (b) the impact of potential cyber attacks and information technology or data security breaches; (c) the loss of significant customers or adverse changes in customers’ business or financial conditions; (d) manufacturing difficulties or other issues that impact product performance, quality or safety; (e) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (f) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (g) the inability to achieve improvement in or strengthening of financial performance, operations or competitiveness anticipated or targeted; (h) inability to meet increased demand, production targets or commitments; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2024 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year”; “Q” means “quarter”; “YoY” means year over year; “Adj.” means adjusted; and references to performance by Howmet Aerospace or its segments as “record” mean its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	June 30, 2025	March 31, 2025	June 30, 2024
Sales	$2,053	$1,942	$1,880

Cost of goods sold (exclusive of expenses below)	1,365	1,290	1,287
Selling, general administrative, and other expenses	89	85	97
Research and development expenses	9	8	7
Provision for depreciation and amortization	69	69	69
Restructuring and other (credits) charges	—	(4)	22
Operating income	521	494	398

Interest expense, net	38	39	49
Other expense, net	14	9	15

Income before income taxes	469	446	334
Provision for income taxes	62	102	68
Net income	$407	$344	$266

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$1.01	$0.85	$0.65
Average number of shares(2)(3)	404	405	408

Earnings per share - diluted(1):
Net income per share	$1.00	$0.84	$0.65
Average number of shares(2)(3)	406	407	411

Common stock outstanding at the end of the period	404	404	408

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.
(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.
(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$545	$564
Receivables from customers, less allowances of $— in both 2025 and 2024	888	689
Other receivables	14	20
Inventories	1,964	1,840
Prepaid expenses and other current assets	283	249
Total current assets	3,694	3,362
Properties, plants, and equipment, net	2,526	2,386
Goodwill	4,065	4,010
Deferred income taxes	31	35
Intangibles, net	467	475
Other noncurrent assets	263	251
Total assets	$11,046	$10,519

Liabilities
Current liabilities:
Accounts payable, trade	$1,028	$948
Accrued compensation and retirement costs	263	305
Taxes, including income taxes	64	60
Accrued interest payable	59	59
Other current liabilities	181	171
Long-term debt due within one year	5	6
Total current liabilities	1,600	1,549
Long-term debt	3,253	3,309
Accrued pension benefits	613	625
Accrued other postretirement benefits	52	54
Other noncurrent liabilities and deferred credits	486	428
Total liabilities	6,004	5,965

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	404	405
Additional capital	2,898	3,206
Retained earnings	3,434	2,766
Accumulated other comprehensive loss	(1,749)	(1,878)
Total equity	5,042	4,554
Total liabilities and equity	$11,046	$10,519

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Six months ended June 30,
	2025	2024
Operating activities
Net income	$751	$509
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	138	136
Deferred income taxes	12	67
Restructuring and other (credits) charges	(4)	22
Net realized and unrealized losses	11	13
Net periodic pension cost	21	20
Stock-based compensation	39	38
Other	2	7
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(170)	(100)
Increase in inventories	(81)	(109)
Decrease in prepaid expenses and other current assets	6	5
Increase in accounts payable, trade	74	6
Decrease in accrued expenses	(47)	(17)
(Decrease) increase in taxes, including income taxes	(20)	13
Pension contributions	(15)	(17)
Increase in noncurrent assets	(2)	(7)
Decrease in noncurrent liabilities	(16)	(12)
Cash provided from operations	699	574
Financing Activities
Repurchases and payments on debt	(77)	(23)
Repurchases of common stock	(300)	(210)
Proceeds from exercise of employee stock options	1	6
Dividends paid to shareholders	(83)	(42)
Taxes paid for net share settlement of equity awards	(44)	(32)
Other	(3)	—
Cash used for financing activities	(506)	(301)
Investing Activities
Capital expenditures	(221)	(137)
Proceeds from the sale of assets and businesses	8	8
Other	1	—
Cash used for investing activities	(212)	(129)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(2)
Net change in cash, cash equivalents and restricted cash	(19)	142
Cash, cash equivalents and restricted cash at beginning of period	565	610
Cash, cash equivalents and restricted cash at end of period	$546	$752

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25
Engine Products
Third-party sales	$885	$933	$945	$972	$3,735	$996	$1,056
Inter-segment sales	$2	$1	$3	$1	$7	$2	$2
Provision for depreciation and amortization	$33	$33	$34	$39	$139	$34	$35
Segment Adjusted EBITDA	$249	$292	$307	$302	$1,150	$325	$349
Segment Adjusted EBITDA Margin	28.1%	31.3%	32.5%	31.1%	30.8%	32.6%	33.0%
Restructuring and other (credits) charges	$—	$(1)	$1	$1	$1	$—	$—
Capital expenditures	$55	$33	$55	$76	$219	$86	$75

Fastening Systems
Third-party sales	$389	$394	$392	$401	$1,576	$412	$431
Inter-segment sales	$—	$—	$—	$1	$1	$—	$—
Provision for depreciation and amortization	$11	$13	$12	$11	$47	$12	$12
Segment Adjusted EBITDA	$92	$101	$102	$111	$406	$127	$126
Segment Adjusted EBITDA Margin	23.7%	25.6%	26.0%	27.7%	25.8%	30.8%	29.2%
Restructuring and other charges	$—	$2	$1	$2	$5	$—	$1
Capital expenditures	$7	$5	$5	$9	$26	$10	$9

Engineered Structures
Third-party sales	$262	$275	$253	$275	$1,065	$282	$290
Inter-segment sales	$1	$3	$3	$3	$10	$3	$3
Provision for depreciation and amortization	$11	$11	$10	$10	$42	$12	$10
Segment Adjusted EBITDA	$37	$40	$38	$51	$166	$60	$62
Segment Adjusted EBITDA Margin	14.1%	14.5%	15.0%	18.5%	15.6%	21.3%	21.4%
Restructuring and other charges (credits)	$—	$18	$(3)	$(3)	$12	$(4)	$—
Capital expenditures	$6	$5	$5	$4	$20	$5	$6

Forged Wheels
Third-party sales	$288	$278	$245	$243	$1,054	$252	$276
Provision for depreciation and amortization	$10	$10	$10	$12	$42	$10	$10
Segment Adjusted EBITDA	$82	$75	$64	$66	$287	$68	$76
Segment Adjusted EBITDA Margin	28.5%	27.0%	26.1%	27.2%	27.2%	27.0%	27.5%
Restructuring and other charges (credits)	$—	$1	$—	$—	$1	$—	$(1)
Capital expenditures	$12	$9	$14	$10	$45	$15	$8

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25
Income before income taxes	$ 303	$ 334	$ 354	$ 392	$ 1,383	$ 446	$ 469
Loss on debt redemption	—	—	6	—	6	—	—
Interest expense, net	49	49	44	40	182	39	38
Other expense, net	17	15	17	13	62	9	14
Operating income	$ 369	$ 398	$ 421	$ 445	$ 1,633	$ 494	$ 521
Segment provision for depreciation and amortization	65	67	66	72	270	68	67
Unallocated amounts:
Restructuring and other charges (credits)	—	22	(1)	—	21	(4)	—
Corporate expense(1)	26	21	25	13	85	22	25
Total Segment Adjusted EBITDA	$ 460	$ 508	$ 511	$ 530	$ 2,009	$ 580	$ 613

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense

	1Q24	2Q24	3Q24	4Q24	2024	1Q25	2Q25
Plant fire reimbursements, net	$ —	$ (6)	$ —	$ (12)	$ (18)	$ —	$ —
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)	1	1	1	(1)
Total Pre-tax special items included in Corporate expense	$ 1	$ (6)	$ (1)	$ (11)	$ (17)	$ 1	$ (1)

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended		Six months ended
	1Q25	2Q25	2Q25
Cash provided from operations	$253	$446	$699
Capital expenditures	(119)	(102)	(221)
Free cash flow	$134	$344	$478

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended
	2Q24	1Q25	2Q25
Net income	$266	$344	$407

Diluted earnings per share ("EPS")	$0.65	$0.84	$1.00

Average number of diluted shares	411	407	406

Special items:
Restructuring and other charges (credits)(1)	22	(4)	—
Plant fire reimbursements, net	(6)	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	—	1	(1)
Subtotal: Pre-tax special items	16	(3)	(1)
Tax impact of Pre-tax special items(2)	—	1	—
Subtotal	16	(2)	(1)

Discrete and other tax special items(3)	(6)	9	(35)
Total: After-tax special items	10	7	(36)
Net income excluding Special items	$276	$351	$371

Diluted EPS excluding Special items	$0.67	$0.86	$0.91

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges (credits), Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	2Q24 includes non-cash Special items of a loss on sale of a small manufacturing facility in Engineered Structures $14 and other exit costs, including accelerated depreciation $1.

(2)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)	Discrete tax items for each period included the following:

•	for 2Q24, an excess benefit for stock compensation ($5);

•	for 1Q25, a net charge related to the expiration of a tax holiday in China $6, a charge for a tax reserve established in Germany $2, and a net charge for other small items $1; and

•	for 2Q25, benefits related to U.S. accounting method changes for certain prior period transaction and other costs ($17), an excess benefit for stock compensation ($13), and a net benefit related to U.S. federal and state research and development (“R&D”) credits claimed for prior years ($5).

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate	2Q25			Six months ended 2Q25
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$469	$(1)	$468	$915	$(4)	$911
Provision for income taxes	$62	$35	$97	$164	$25	$189
Tax rate	13.2%		20.7%	17.9%		20.7%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for 2Q25 included Costs (benefits) associated with closures, supply chain disruptions, and other items ($1). Pre-tax special items for the six months ended 2Q25 included Restructuring and other credits ($4).

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for 2Q25, benefits related to U.S. accounting method changes for certain prior period transaction and other costs ($17), an excess benefit for stock compensation ($13), and a net benefit related to U.S. federal and state research and development (“R&D”) credits claimed for prior years ($5); and

•	for the six months ended 2Q25, benefits related to U.S. accounting method changes for certain prior period transaction and other costs ($17), an excess benefit for stock compensation ($14), a net benefit related to U.S. federal and state research and development (“R&D”) credits claimed for prior years ($5), a net charge related to the expiration of a tax holiday in China $6, a charge for a tax reserve established in Germany $2, and a net charge for other small items $2.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items	Quarter ended
	2Q24	1Q25	2Q25
Sales	$1,880	$1,942	$2,053
Operating income	$398	$494	$521
Operating income margin	21.2%	25.4%	25.4%

Net income	$266	$344	$407
Add:
Provision for income taxes	$68	$102	$62
Other expense, net	15	9	14
Interest expense, net	49	39	38
Restructuring and other charges (credits)	22	(4)	—
Provision for depreciation and amortization	69	69	69
Adjusted EBITDA	$489	$559	$590

Add:
Plant fire reimbursements, net	$(6)	$—	$—
Costs (benefits) associated with closures, supply chain disruptions, and other items	—	1	(1)
Adjusted EBITDA excluding Special items	$483	$560	$589

Adjusted EBITDA margin excluding Special items	25.7%	28.8%	28.7%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, and Adjusted EBITDA margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from Adjusted EBITDA.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items	Quarter ended
	2Q24	1Q25	2Q25
Sales	$1,880	$1,942	$2,053
Operating income	$398	$494	$521
Operating income margin	21.2%	25.4%	25.4%

Add:
Restructuring and other charges (credits)	$22	$(4)	$—
Plant fire reimbursements, net	(6)	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	—	1	(1)
Adjusted operating income excluding Special items	$414	$491	$520

Adjusted operating income margin excluding Special items	22.0%	25.3%	25.3%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Special items, including Restructuring and other charges (credits), are excluded from Adjusted operating income. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.